Exhibit 99.1

395 de Maisonneuve Blvd. West
Montreal QC H3A 1L6

www.domtar.com

Press Release
FOR IMMEDIATE RELEASE

DOMTAR INC. COMMENCES CHANGE OF CONTROL OFFER FOR ITS 9 1/2% DEBENTURES DUE 2016

Montreal, April 4, 2007 – Domtar Corporation (NYSE/TSX: UFS) today announced that Domtar Inc., one of its principal operating subsidiaries, has commenced a change of control offer for all U.S.$125,000,000 outstanding principal amount of its 9 1/2% Debentures Due 2016 (CUSIP Number: 257561AT7). This offer is being made solely to fulfill Domtar Inc.’s obligations under the indenture governing the debentures, which requires that Domtar Inc. make an offer to purchase the debentures following a “change of control triggering event” (as defined in the indenture). A “change of control triggering event” occurred on March 7, 2007 as a result of (i) a person becoming the holder of more than 35% of the outstanding common shares of Domtar Inc. pursuant to the combination of the fine paper business and related assets of Weyerhaeuser Company with Domtar Inc. and (ii) a rating decline within 90 days after the public announcement of such transactions as a result of a change in methodology by Moody’s Investor Services for rating North American forest product companies.

As required by the indenture, the purchase price for each $1,000 principal amount of debentures tendered and accepted for payment pursuant to the offer is $1,010, which is equal to 101% of the principal amount of the debentures, plus accrued and unpaid interest on the principal amount tendered to, but not including, the payment date.

The offer will expire at 12:00 midnight, New York City time, on Friday, May 4, 2007, unless extended or earlier terminated. The terms and conditions of the offer, including the conditions to Domtar Inc. ‘s obligation to accept the debentures tendered and pay the purchase price for them, are set forth in a Notice of Change of Control and Offer to Purchase dated April 4, 2007.

For information regarding the change of control offer, please contact Georgeson Inc., the information agent for the offer, at 1-800-445-1790 (toll free) or 212-440-9800.

This announcement does not constitute an offer or solicitation to purchase with respect to the debentures. The change of control offer is being made only by means of the Notice of Change of Control and Offer to Purchase.

Domtar Corporation (NYSE/TSX: UFS) is the largest integrated producer of uncoated freesheet paper and one of the largest manufacturers of papergrade market pulp in North America. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing, publication as well as technical and specialty papers with recognized brands such as First Choice®, Domtar Microprint®, Windsor Offset®, Cougar® as well as its full line of environmentally and socially responsible papers, Domtar EarthChoice®. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically-located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 14,000 people. To learn more, visit www.domtar.com.

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
UFS (NYSE, TSX)	Christian Tardif Senior Manager Corporate and Financial Communications Tel.: 514-848-5515 Email: christian.tardif@domtar.com	Pascal Bossé Manager Investor Relations Tel.: 514-848-5938 Email: pascal.bosse@domtar.com

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